Exhibit 99.1

RESULTS FIRST QUARTER 2019 Investor Relations: Raul Jacob +(602) 264-1375 April 29, 2019 Southern Copper Corporation (NYSE and BVL: SCCO) southerncopper@southernperu.com.pe www.southerncoppercorp.com  Copper production increased 11.6% in 1Q19 when compared with 1Q18, due to higher production at all of our operations. In Mexico, copper production increased 5.2% when compared to 1Q18, due to operating improvements at our new Buenavista’s plants, SX/EW and concentrator. In Peru, production increased by 24.3% due to the successful initial ramping up of the new Toquepala concentrator.  1Q19 net sales were $1,753.4 million. Copper sales volume increased (+6.9%) as well as silver (+19.9%) and zinc (+2.2%). However, due to lower metal prices, net sales were 4.8% lower than 1Q18. 1Q19 adjusted EBITDA was $889.9 million 12.2% higher than 4Q18 adjusted EBITDA of $793.1 million. The adjusted EBITDA margin in 1Q19 was 50.8% compared with 46.8% in 4Q18. 1Q19 net income was $388.2 million, 17.5% lower than 1Q18 net income of $470.7 million. Net income margin in 1Q19 was 22.1% compared with 25.6% in 1Q18. These decreases were mainly due to lower sales. By-product production: Mined silver production increased by 4.8% in 1Q19 compared with 1Q18 due to higher production at our Toquepala mine, which was partially offset by lower production at the Cuajone and La Caridad operations. Mined zinc production increased 4.6% in 1Q19, compared with 1Q18 production mainly due to higher production at the Santa Eulalia mine. Molybdenum production decreased slightly (-0.6%) due to lower production at the Toquepala mine as a result of lower grades and recoveries that was partially offset by higher production at the Buenavista and Cuajone mines. Cash cost before by-product credits decreased from $1.57 to $1.53, a 2.9% reduction. However, lower by-product revenues surpassed this cost improvement. In the 1Q19, the Company had total by-product credits of $0.62 per pound, which compares to $0.78 per pound credits in the 1Q18. Because of these variances, operating cash cost per pound of copper net of by-product revenues was $0.90 in 1Q19, compared to $0.79 in 1Q18. Cash flow from operating activities was $371.3 million, a 42.9% decrease when compared with $649.8 million in 1Q18. SCC’s cash flow was affected in 1Q19 by higher annual payments of profit sharing to our Peruvian work force as well as taxes in Mexico and Peru. In addition, SCC’s working capital increased due to higher copper concentrate sales from the new Toquepala concentrator. Capital investments in 1Q19 were $173.1 million. These investments are in line with our growth program aiming to produce 1.5 million tons of copper by 2025. Due to our aggressive investment program, in 2019, we expect to achieve maximum capacity at our new Toquepala concentrator by mid-May and to recover the production of the San Martin mine. Thereby, this year, we expect production increases of +12.5% in copper, 36% in zinc, 24% in silver, and

FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

15% in molybdenum. At 2018 average prices, these production improvements would represent a sales increase of over $800 million.

- **The San Martin mine recovery program.** We have continued working on the San Martin mine to initiate operations shortly. An investment budget of $87 million has been assigned for this purpose. Currently, the mine has 200,000 tons of ore and the concentrator has initiated production. For 2019, we expect an annual production of 14,600 tons of zinc, 2.4 million ounces of silver and 5,000 tons of copper. At current market prices, the 2019 production forecast for this unit has an estimated value of $108 million. As of March 31, 2019 the program had a total expense of $34.9 million.

- **Dividends:** On April 11, 2019, the Board of Directors authorized a **dividend of $0.40** per share payable on May 17, 2019, to shareholders of record at the close of business on May 03, 2019.

Mr. German Larrea, Chairman of the Board, commenting on the quarter´s results and the Company´s outlook said: "We are pleased with the initial results of the new Toquepala concentrator ramping up, which has reached 86% of capacity usage at the end of 1Q19. During this year, we will get the full benefit of our Toquepala expansion and other cost reduction programs in our financial results".

"Additionally, we appreciate the efforts of the Peruvian government in its review and assessment of the Tia Maria project. We believe that their efforts in conjunction with those of the local communities and the work of the Company team has been extremely helpful in moving this project forward, by helping develop a fair and honest assessment of the project. We expect that the construction license for its development will soon be issued, which will generate employment opportunities and contribute to the social development in Islay and the Arequipa region."

Key Financial Data

	1Q19	1Q18	Variance		4Q18	Variance	
			$	%		$	%
Sales	$1,753.4	$1,841.1	$(87.7)	(4.8)%	$1,694.6	$58.8	3.5%
Cost of sales	844.1	876.5	(32.4)	(3.7)%	856.8	(12.7)	(1.5)%
Operating income	**693.7**	**773.3**	**(79.6)**	**(10.3)%**	**623.5**	**70.2**	**11.3%**
Net income	**$388.2**	**$470.7**	**$(82.5)**	**(17.5)%**	**$293.2**	**$95.0**	**32.4%**
Net income margin	22.1%	25.6%	(3.5)pp	(13.7)%	17.3%	4.8pp	27.7%
Adjusted EBITDA	**889.9**	**939.4**	**(49.5)**	**(5.3)%**	**793.0**	**96.9**	**12.2%**
Adjusted EBITDA margin	50.8%	51.0%	(0.2)pp	(0.4)%	46.8%	4.0pp	8.5%
Income per share	$ 0.50	$ 0.61	$ (0.11)	(18.0)%	$ 0.38	$ 0.12	31.6%
Capital investments	$173.1	$295.7	$(122.6)	(41.5)%	$289.6	$(116.5)	(40.2)%

Note: Figures in millions except per share amounts and %'s.

1Q19 www.southerncoppercorp.com Page 2 of 10

Capital Investments Southern Copper’s investment philosophy is not based on the outlook of copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our great asset portfolio. Peruvian Projects Currently we have a portfolio of approved projects in Peru of $2.8 billion of which $1.6 billion have already been invested. Considering the Michiquillay ($2.5 billion) and Los Chancas ($2.8 billion) projects, our total investment program in Peru increases to $8.1 billion. Toquepala Expansion Project – Tacna: This $1.3 billion project includes a new-state-of-the-art concentrator that will increase Toquepala´s annual copper production to 258,000 tons in 2019, a 52% production increase for this operation when compared to 2018. Through March 31, 2019, we have invested $1,240.9 million in this expansion. The construction of the project was completed and production initiated in the 4Q18. Full production is expected to be reach in the 2Q19. Tia Maria - Arequipa: We completed all engineering and environmental requirements, including responding to the 14 observations received from the Ministry of Energy and Mines in 4Q18. We expect to receive the construction license for this 120,000 ton annual SX-EW copper greenfield project with a total capital budget of $1,400 million in the first half of 2019. In addition to our on-going social work with the communities of the Tambo valley, the Company is currently deploying its successful labor program “Forge Your Future” (Forjando Futuro) to train 700 people from the Islay Province in 2019. After training, the participants will be eligible to apply for one of the estimated 9,000 jobs (3,600 direct and 5,400 indirect) required during the Tia Maria construction phase. We believe that the initiation of construction activities for Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. When in operation, we expect Tia Maria will generate a significant contribution through mining royalties and taxes from day one and will directly employ 600 workers and indirectly provide jobs to another 4,200. Mexican Projects Buenavista Zinc - Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. Currently, we have completed the basic engineering. Water concessions have been requested. The project´s budget is $413 million, and we expect to initiate operations in 2021. When completed, this new zinc concentrator will double the Company’s zinc production capacity. This project will generate 3,760 jobs. Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. The ore will be transported from the pit to the primary crushers of the La Caridad copper concentrator through a new 25-meter wide off-road facility for mining trucks. Environmental permit studies were presented to the government´s environmental authorities and additional land is being acquired. This project will significantly improve the over-all mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect it to start producing in early 2020. 1Q19 www.southerncoppercorp.com Page 3 of 10 FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

Conference Call The Company’s first quarter earnings conference call will be held on Monday, April 29, 2019, beginning at 10:00 AM – EST (9:00 AM Lima and Mexico City time). To participate: Dial-in number: 877-455-8486 in the U.S. 629-228-0768 outside the U.S. Raul Jacob, SCC Vice President of Finance, Treasurer & CFO 9647566 and “Southern Copper Corporation First Quarter 2019 Earnings Results” Conference ID: 1Q19 www.southerncoppercorp.com Page 4 of 10 FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2019	2.82	2.81	11.70	1.23	15.52	1,304.24
1Q 2018	3.16	3.14	12.14	1.55	16.68	1,329.28
2Q 2018	3.12	3.09	11.55	1.41	16.50	1,306.44
3Q 2018	2.77	2.73	11.74	1.15	14.92	1,212.75
4Q 2018	2.80	2.74	11.99	1.19	14.51	1,228.09
Average 2018	2.96	2.93	11.86	1.33	15.65	1,269.14
Variance: 1Q19 vs. 1Q18	(10.8)%	(10.5)%	(3.6)%	(20.6)%	(7.0)%	(1.9)%
Variance: 1Q19 vs. 4Q18	0.7%	2.6%	(2.4)%	3.4%	7.0%	6.2%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,		
	2019	**2018**	**%**
Copper (tons)			
Mined	228,629	204,815	11.6%
3rd party concentrates	731	16,200	(95.5)%
Total production	**229,360**	**221,015**	**3.8%**
Smelted	118,516	163,668	(27.6)%
Refined and rod	177,739	205,296	(13.4)%
Sales	227,424	212,767	6.9%
Molybdenum (tons)			
Mined	5,145	5,175	(0.6)%
Sales	5,103	5,243	(2.7)%
Zinc (tons)			
Mined	18,550	17,736	4.6%
Refined	26,332	26,877	(2.0)%
Sales	26,962	26,391	2.2%
Silver (000s ounces)			
Mined	4,342	4,143	4.8%
Refined	3,134	3,150	(0.5)%
Sales	5,104	4,258	19.9%

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FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(Unaudited)

	Three Months Ended March 31,		
	2019	2018	VAR %
	(in millions, except per share amounts)		
Net sales:	$1,753.4	$1,841.1	(4.8)%
Operating cost and expenses:			
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	844.1	876.5	(3.7)%
Selling, general and administrative	28.5	24.1	18.3%
Depreciation, amortization and depletion	181.6	162.0	12.1%
Exploration	5.5	5.2	5.8%
Total operating costs and expenses	**1,059.7**	**1,067.8**	**(0.8)%**
Operating income	**693.7**	**773.3**	**(10.3)%**
Interest expense, net of capitalized interest	(77.8)	(69.2)	12.4%
Other income (expense)	5.4	(2.3)	(334.8)%
Interest income	3.7	2.6	42.3%
Income before income taxes	625.0	704.4	(11.3)%
Income taxes	237.9	236.6	0.5%
Net income before equity earnings of affiliate	387.1	467.8	(17.3)%
Equity earnings of affiliate	2.1	4.1	(48.8)%
Net Income	**389.2**	**471.9**	**(17.5)%**
Less: Net income attributable to non-controlling interest	1.0	1.2	(16.7)%
Net Income attributable to SCC	**$388.2**	**$470.7**	**(17.5)%**
Per common share amounts:			
Net income attributable to SCC common shareholders – basic and diluted	$0.50	$0.61	(18.0)%
Dividends paid	$0.40	$0.30	33.3%
Weighted average shares outstanding (Basic and diluted)	773.0	773.0	

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FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31, 2019	December 31, 2018 (in millions)	March 31, 2018
ASSETS			
Current assets:			
Cash and cash equivalents	737.0	844.6	$1,068.2
Short-term investments	213.5	213.8	56.5
Accounts receivable	1,035.4	972.6	1,009.7
Inventories	1,035.6	1,032.7	1,049.8
Other current assets	160.9	116.3	133.0
Total current assets	**3,182.4**	**3,180.0**	**3,317.2**
Property, net	9,383.6	9,403.8	9,118.5
Leachable material, net	1,182.0	1,177.4	1,028.9
Intangible assets, net	147.3	147.7	153.1
Right-of-use assets	1,092.5	-	-
Deferred income tax	367.5	400.9	186.8
Other assets	187.3	175.0	233.6
Total assets	**$15,542.6**	**$14,484.8**	**$14,038.1**
LIABILITIES			
Current liabilities:			
Accounts payable	587.3	673.4	640.0
Income taxes	118.0	232.8	180.0
Accrued workers' participation	188.2	206.7	197.0
Other accrued liabilities	229.9	103.4	162.8
Total current liabilities	**1,123.4**	**1,216.3**	**1,179.8**
Long-term debt	5,960.9	5,960.1	5,957.8
Lease liabilities	1,026.7	-	-
Deferred income taxes	206.5	202.6	38.4
Non-current taxes payable	207.1	207.1	207.1
Other liabilities	76.6	68.2	45.1
Asset retirement obligation	248.6	217.7	220.5
Total non-current liabilities	**7,726.4**	**6,655.7**	**6,468.9**
EQUITY			
Stockholders' equity:			
Common stock	3,409.2	3,402.5	3,388.9
Treasury stock	(3,026.0)	(3,019.6)	(3,007.6)
Accumulated comprehensive income	6,263.3	6,184.5	5,965.5
Total stockholders' equity	6,646.5	6,567.4	6,346.8
Non-controlling interest	46.3	45.4	42.6
Total equity	**6,692.8**	**6,612.8**	**6,389.4**
Total liabilities and equity	**$15,542.6**	**$14,484.8**	**$14,038.1**

As of March 31, 2019, December 31, 2018 and March 31, 2018 there were 773.0 million shares outstanding.

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FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(Unaudited)

	Three months ended March 31,	
	2019	2018
	(in millions)	
OPERATING ACTIVITIES		
Net income	$389.2	$471.9
Depreciation, amortization and depletion	181.6	162.0
Deferred income tax	38.9	(23.9)
Change in operating assets and liabilities	(243.2)	14.9
Other, net	4.8	24.9
Net cash provided by operating activities	371.3	649.8
INVESTING ACTIVITIES		
Capital investments	(173.1)	(295.7)
Sale (purchase) of short-term investment, net	0.3	(6.0)
Other, net	-	0.3
Net cash used in investing activities	(172.8)	(301.4)
FINANCING ACTIVITIES		
Dividends paid	(309.2)	(231.9)
SCC shareholder derivative lawsuit – received from AMC	36.5	-
SCC shareholder derivative lawsuit – dividend paid	(36.5)	-
Distributions to non-controlling interest	(0.1)	(0.9)
Net cash used in financing activities	(309.3)	(232.8)
Effect of exchange rate changes on cash	3.2	(52.2)
(Decrease) increase in cash and cash equivalents	**$(107.6)**	**$63.4**

1Q19 www.southerncoppercorp.com Page 8 of 10

Company Profile Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru. SCC Corporate Address USA 1440 E Missouri Ave, Suite 160 Phoenix, AZ 85014, U. S. A. Phone: (602) 264-1375 Fax: (602) 264-1397 Mexico Campos Eliseos N° 400 Colonia Lomas de Chapultepec Delegacion Miguel Hidalgo C.P. 11000 - MEXICO Phone: (5255) 1103-5000 Fax: (5255) 1103-5567 Peru Av. Caminos del Inca 171 Urb. Chacarilla del Estanque Santiago de Surco Lima 15038 – PERU Phone: (511) 512-0440 Fax: (511) 512-0492 ### This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward -looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based. 1Q19 www.southerncoppercorp.com Page 9 of 10 FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

FIRST QUARTER 2019 RESULTS SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	First Quarter	
	2019	2018
Net income attributable to SCC	**$388.2**	**$470.7**
Add:		
Net income attributable to the non-controlling interest	1.0	1.2
Income taxes	237.9	236.6
Interest expense	77.8	69.2
Depreciation, amortization and depletion	181.6	162.0
Fuel tax refund	9.2	6.4
Less:		
Equity earnings of affiliate	(2.1)	(4.1)
Interest income	(3.7)	(2.6)
Adjusted EBITDA	**$889.9**	**$939.4**

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project's potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	1st quarter 2019		1st quarter 2018		4th quarter 2018	
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	**$844.1**	**171.9**	**$876.5**	**200.2**	**$856.8**	**171.0**
Add:						
Selling, general and administrative expenses	28.5	5.8	24.1	5.5	25.9	5.2
Treatment and refining charges net of sales premiums	11.6	2.4	(0.8)	(0.2)	10.0	2.0
Less:						
Workers participation	(48.7)	(9.9)	(55.9)	(12.8)	(63.7)	(12.7)
Purchased concentrates from third parties	(52.0)	(10.6)	(146.9)	(33.6)	(71.7)	(14.3)
Other charges	(29.9)	(6.1)	(56.1)	(12.7)	(15.5)	(3.2)
Inventory change	(4.2)	(0.9)	47.4	10.8	44.9	9.0
Operating cash cost before by-product revenues	**$749.4**	**152.6**	**$688.3**	**157.2**	**786.7**	**157.0**
Less by-product revenues	(305.7)	(62.2)	(343.0)	(78.3)	(306.4)	(61.1)
Operating cash cost net of by-product revenues	**443.7**	**90.4**	**345.3**	**78.9**	**480.3**	**95.9**
Total pounds of copper produced, in millions		**491.1**		**437.8**		**501.1**

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